Exhibit 3.1

CYBEX INTERNATIONAL, INC.

AMENDMENT TO

BY-LAWS

Adopted: November 7, 2007

RESOLVED, that ARTICLE IV, SECTION 1. of the By-Laws (as amended) of CYBEX INTERNATIONAL, INC. (a New York Corporation) is hereby amended and restated to read in its entirety as follows:

SECTION 1. Shares of the capital stock of the corporation may be certificated or uncertificated, as provided under the New York Business Corporation Law. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.

Each stockholder, upon written request to the transfer agent or registrar of the corporation, shall be entitled to a certificate of the capital stock of the corporation in such form as may from time to time be prescribed by the Board of Directors. Certificates representing shares shall have set forth thereon the statements prescribed by law and shall be signed by the Chairman of the Board of Directors, or the President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer and may be sealed with the corporate seal or a facsimile thereof. The signatures of the officers upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the corporation itself or its employee. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the date of its issue.

Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send to the registered owner thereof a written notice, which shall set forth thereon the statements prescribed by law.

Upon compliance with provisions restricting transferability of shares, if any, transfers of shares of the corporation shall be made only on the share record of the corporation, if such shares are certificated, by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation or with a transfer agent or a registrar, if any, and upon surrender of the certificate or certificates for such shares properly endorsed and the payment of all taxes due thereon, or if such shares are uncertificated, upon proper instructions from the holder of the uncertificated shares, in each case with such proof of the authenticity of signature as the corporation or its transfer agent may reasonably require and the payment of all taxes due thereon.

Shares of the corporation’s stock shall not be issued until the full amount of consideration therefore has been paid, except as the Business Corporation Law may otherwise permit.

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